Exhibit 99.1

Physicians Formula Receives NASDAQ Staff Deficiency Letter Regarding Independent Director Requirement

AZUSA, Calif., June 3, 2009 -- As previously announced, effective May 29, 2009, Jeff M. Berry was appointed Physicians Formula Holdings, Inc.’s (NASDAQ: FACE) (“Physicians Formula” or the “Company”) Interim Chief Financial Officer.  In conjunction with assuming the role of Interim Chief Financial Officer, Mr. Berry resigned from the Company’s Board of Directors (the “Board”) and from all of the committees of the Board on which he served because, as an executive officer of the Company, he is no longer an independent director.  Following Mr. Berry’s resignation from the Board and its committees, of the four remaining directors serving on its Board, two are independent, and the Company has two independent directors serving on its audit committee.

Today the Company announced that it received a NASDAQ Staff Deficiency Letter on June 1, 2009 from The NASDAQ Stock Market indicating that, due to the resignation of Mr. Berry from the Board, the Company no longer complies with NASDAQ’s independent director requirement for continued listing set forth in NASDAQ Listing Rule 5605(b)(1), and NASDAQ’s audit committee requirement for continued listing set forth in NASDAQ Listing Rule 5605(c)(2)(A).

The Company has until November 25, 2009, which is 180 days from May 29, 2009, to regain compliance with the independent director and audit committee requirements of the NASDAQ Listing Rules.  The Company is in the process of evaluating candidates who are qualified to serve on the Board and the audit committee and intends to fill the vacancy on the Board and the audit committee as expeditiously as possible, and in any event prior to November 25, 2009.

About Physicians Formula Holdings, Inc.

Physicians Formula is an innovative cosmetics company operating in the mass market prestige, or “masstige”, market. Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium-priced products for the mass market channel. Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, Physicians Formula products are sold in approximately 29,500 stores including stores operated by Wal-Mart, Target, CVS, Walgreens and RiteAid.

(FACE/F)

Contact:	John Mills / Anne Rakunas
Integrated Corporate Relations, Inc.
(310) 954-1100